Exhibit 10.1

SUREWEST COMMUNICATIONS

2000 EQUITY INCENTIVE PLAN

As Adopted Effective January 31, 2000

As Amended Effective May 17, 2002 and February 25, 2004

As Amended and Restated December 12, 2008

SUREWEST COMMUNICATIONS

2000 EQUITY INCENTIVE PLAN

TABLE OF CONTENTS

ARTICLE 1.	INTRODUCTION	1

ARTICLE 2.	DEFINITIONS	2
2.1	Account	3
2.2	Affiliate	3
2.3	Alternate Payee	3
2.4	Appendix	3
2.5	Award	4
2.6	Beneficiary	4
2.7	Benefit	5
2.8	Board or Board of Directors	5
2.9	Change in Control	5
2.9	Change in Control	5
2.10	Code or IRC	7
2.11	Committee	7
2.12	Company or SureWest	7
2.13	Company Contributions	8
2.14	Consultant	8
2.15	Deferred or Supplemental Compensation	8
2.16	Disabled or Disability	8
2.17	Earnings	8
2.18	Economic Emergency or Unforeseeable Emergency	9
2.19	Election or Deferral Election	9
2.20	Employee	9
2.21	ERISA	10
2.22	Exchange Act	10
2.23	Exercise Price	10
2.24	Fair Market Value	10
2.25	Investment Vehicle	11
2.26	ISO or Incentive Stock Option	11
2.27	NSO or Nonstatutory Stock Option	11
2.28	Option	11
2.29	Optionee	11
2.30	Outside Director	11
2.31	Parent	12
2.32	Participant	12
2.33	Performance Share	12
2.34	Performance Share Agreement	12
2.35	Plan	12

2.36	QDRO or Qualified Domestic Relations Order	12
2.37	Restricted Share or Restricted Stock	13
2.38	Restricted Stock Agreement	13
2.39	SAR or Stock Appreciation Right	13
2.40	SAR Agreement	13
2.41	Separation from Service	13
2.42	Separation Without Cause	14
2.43	Share	15
2.44	Stock Option Agreement	15
2.45	Stock Unit	16
2.46	Stock Unit Agreement	16
2.47	Subsidiary	16
2.48	Unforeseeable Event	16

ARTICLE 3.	ADMINISTRATION	16
3.1	Committee Composition	16
3.2	Committee Responsibilities	17
3.3	Committee for Non-Officer Grants	17
3.4	Deference to Committee Decisions	17
3.5	Claims and Appeals Procedures	17

ARTICLE 4.	SHARES AVAILABLE FOR GRANTS	18
4.2	Forfeited Shares	18
4.3	Dividend Equivalents	18

ARTICLE 5.	ELIGIBILITY	19
5.1	Incentive Stock Options	19
5.2	Other Grants	19

ARTICLE 6.	OPTIONS	19
6.1	Stock Option Agreement	19
6.2	Number of Shares	20
6.3	Exercise Price	20
6.4	Exercisability and Term	20
6.5	Effect of Change in Control	20
6.6	Modification or Assumption of Options	20
6.7	Buyout Provisions	21

ARTICLE 7.	PAYMENT FOR OPTION SHARES	21
7.1	General	21
7.2	Surrender of Stock	21
7.3	Exercise/Sale	22
7.5	Promissory Note	22

7.6	Other Forms of Payment	22

ARTICLE 8.	AUTOMATIC GRANTS TO OUTSIDE DIRECTORS	22

ARTICLE 9.	STOCK APPRECIATION RIGHTS	23
9.1	SAR Agreement	23
9.2	Number of Shares	23
9.3	Exercise Price	23
9.4	Exercisability and Term	23
9.5	Effect of Change in Control	24
9.6	Exercise of SARs	24
9.7	Modification or Assumption of SARs	24

ARTICLE 10.	RESTRICTED SHARES	24
10.1	Restricted Stock Agreement	24
10.2	Payment for Awards	25
10.3	Vesting Conditions	25
10.4	Voting and Dividend Rights	25

ARTICLE 11.	STOCK UNITS	25
11.1	Stock Unit Agreement	25
11.2	Payment for Awards	26
11.3	Vesting Conditions	26
11.4	Voting and Dividend Rights	26
11.5	Form and Time of Settlement of Stock Units	27
11.6	Death of Recipient	27
11.7	Creditors’ Rights	27

ARTICLE 12.	PERFORMANCE SHARES	27
12.1	Performance Share Agreement	27
12.2	Grant of Performance Shares	28
12.3	Modification of Grant	28
12.4	Terms of the Grant	29
12.5	Payment of Performance Shares	29

ARTICLE 13.	PROTECTION AGAINST DILUTION	30
13.1	Adjustments	30
13.2	Dissolution or Liquidation	31
13.3	Reorganizations	31

ARTICLE 14.	CONVERSION OF AWARDS TO NONQUALIFIED DEFERRED COMPENSATION, ETC.
SUBJECT TO IRC SECTION 409A		31
14.1	Committee Discretion Regarding Conversion	31

14.2	Timing of Election to Defer Compensation	32
14.3	Modification of Certain Elections	32
14.4	Investment Earnings on Deferred Award	33
14.5	Anti-Alienation	36
14.5.	Anti-Alienation	36
14.6.	Payment of Deferred or Supplemental Compensation	36
14.7	Payment Delays	37

ARTICLE 15.	AWARDS UNDER OTHER PLANS	37

ARTICLE 16.	PAYMENT OF DIRECTOR’S FEES IN SECURITIES	37
16.1	Effective Date	37
16.2	Elections to Receive NSOs, Restricted Shares or Stock Units	37
16.3	Number and Terms of NSOs, Restricted Shares or Stock Units	38

ARTICLE 17.	LIMITATION ON RIGHTS	38
17.1	Retention Rights	38
17.2	Shareholders’ Rights	38
17.3	Regulatory Requirements	38

ARTICLE 18.	WITHHOLDING TAXES	39
18.1	General	39
18.2	Share Withholding	39
18.3	Income and Wage Reporting	39

ARTICLE 19.	ADDITIONAL AND MISCELLANEOUS PROVISIONS	39
19.1	Term of the Plan	39
Termination		39
19.3	Automatic Termination	40
19.4	Integration	40
19.5	Successor Employer	40
19.6	Beneficiary Designation After Plan Amendment or	40

ARTICLE 20.	LIMITATION ON PARACHUTE PAYMENTS	40
20.1	Scope of Limitation	40
20.2	Basic Rule	41
20.3	Reduction of Payments	41
20.4	Overpayments and Underpayments	42
20.5	Related Corporations	42
20.6	Change in Control Agreements	42

ARTICLE 21.	EXECUTION	43

SUREWEST COMMUNICATIONS

2000 EQUITY INCENTIVE PLAN

ARTICLE 1.                                                     INTRODUCTION.

This is an Amendment and Restatement of the Equity Incentive Plan adopted by the Board of Directors (“Board”) of SureWest Communications (“SureWest” or “Company”) effective January 31, 2000 (“Plan” or “Equity Incentive Plan”).  The Board amended the Plan effective December 13, 2001, May 17, 2002 and February 25, 2004.  The purpose of the Plan is to promote the long-term success of the Company and to create shareholder value by (a) encouraging Employees, Outside Directors and Consultants (sometimes “Participants”) to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and ( c) linking Employees, Outside Directors and Consultants directly to shareholder interests through increased share ownership.  The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Stock Units, Performance Shares, Options (which may constitute Incentive Stock Options or Nonstatutory Stock Options) or Stock Appreciation Rights.  The Plan shall be governed by, and construed in accordance with, the laws of the State of California (except their choice-of-law provisions).

The principal purpose of this Amendment and Restatement of the Plan in 2008 (sometimes “2008 Restatement”) is to modify Article 14 and other provisions of the Plan that concern the deferral of compensation.  More specifically, the Company intends that the deferral provisions of the Plan shall constitute a nonqualified deferred compensation arrangement (“Arrangement” or “Deferral Arrangement” that complies with the tax and substantive rules of federal and California laws, including the Internal Revenue Code of 1986 as amended “IRC” or “Code”).

In particular, the Company intends that the documentation and operation of the deferral provisions of the Plan shall comply with IRC Section 409A.  More specifically, the Company intends that any deferral of compensation under this Plan shall be documented and implemented in accord with relevant pronouncements, including final Treasury Regulations (“Treas Regs.”) Section 1.409A-1 et seq.  The Company intends to adhere to IRC Section 409A and Treas. Regs. Section 1.409A-1 et seq. with respect to any Awards which may constitute or involve nonqualified deferred compensation, e.g. the grant of certain Options at a discount from Fair Market Value.

The Company believes that, prior to the effective date of the final Treas. Regs. under IRC Section 409A, any deferral of compensation occurred in a manner that complies with then-applicable legal guidance.  The Company intends that, to the extent of relief available from inadvertent noncompliance with IRC Section 409A, the Company shall correct any deficiencies in the form or operation of the Plan.

If any Awards made to (or elections made by) Employees provide for the deferral of payment to Separation from Service or beyond and if such Awards or elections create or impose significant administrative burdens, such Awards shall be treated as part of an arrangement subject to the Employee Retirement Income Security Act of 1974 as amended (“ERISA”).

In light of the foregoing, the Company intends that any deferral of compensation by Employees under this Plan shall be limited to individuals who are highly compensated or who are members of a select group of management.  The Company also intends that such deferrals by Employees shall constitute an unfunded “top hat” arrangement exempt from the fiduciary, funding, vesting, and plan termination insurance provisions of Title I and Title IV of ERISA.

The Company intends that the deferral of compensation under this Plan may be elective or nonelective.  In elective deferrals, an Employee, Outside Director or Consultant determines how much, if any, compensation is subject to deferral under this Plan.  Additionally, in elective deferrals, the Employee, Outside Director or Consultant determines the time, manner and form of paying compensation within the limits imposed by the Plan.  By contrast, in nonelective deferrals, the Company determines how much, if any, of a Participant’s compensation is subject to deferral under this Plan.  Similarly, in nonelective deferrals, the Company establishes criteria for determining when the Participant’s interest in the compensation no longer shall be subject to a substantial risk of forfeiture.  Moreover, in nonelective deferrals, the Company determines the time, manner and form of paying compensation within the limits imposed by this Plan.

ARTICLE 2.                                                     DEFINITIONS.

When used in this Plan document or in an Appendix hereto or in an Award or Agreement under this Plan, the capitalized terms below have the following meaning unless the Plan Administrator in its sole discretion determines that the context in which the term appears requires a different meaning, interpretation or construction.

2.1                               Account

“Account” refers to the balance credited to an Employee, Outside Director or Consultant (“Participant”) under this Plan at any time, as elective or nonelective deferrals, including amounts credited as hypothetical Company Contributions for Deferred or Supplemental Compensation and any Earnings credited on such amounts.  “Account” refers to the bookkeeping entries established and maintained by the Company for the purpose of recording (i) the amounts of compensation deferred, (ii) any investment earnings, losses, interest accruals or administrative expenses with respect to those amounts, and (iii) any distributions.

2.2                               Affiliate

“Affiliate” refers to any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

2.3                               Alternate Payee

The spouse, former spouse, child or other dependent of a Participant under a Qualified Domestic Relations Order (QDRO).  Where applicable, the term “spouse” shall include “registered domestic partner,” and the term “former spouse” shall include “former registered domestic partner.”

2.4                               Appendix

One or more appendices to this Plan or to an Award which may fix, establish, designate or describe any of the following:

(A)                              The amount of hypothetical Company Contributions, if any, to be added as elective or nonelective deferrals (sometimes individually or collectively Supplemental Compensation) to a Participant’s Account,

(B)                                The amount to be added hypothetically as Earnings on the Supplemental Compensation in an Account,

(C)                                The time when forfeitable Supplemental Compensation in an Account shall vest and when vested Supplemental Compensation in an Account shall be paid or become payable,

(D)                               The time when the forfeitable Earnings in an Account shall vest and when vested Earnings in an Account shall be paid or become payable,

(E)                                 The form of payment of the vested Supplemental Compensation in an Account,

(F)                                 The form of payment of the vested Earnings in an Account,

(G)                                The Beneficiary who is to receive any undistributed balance in the vested Account in the event of the death of a Participant; and

(H)                               Investment preferences expressed by a Participant, Beneficiary or Alternate Payee within the limits established under the Plan.

2.5                               Award

“Award” refers to an Option, Stock Appreciation Right, Restricted Share, Stock Unit or Performance Share under the Plan.  As a general rule, an Award shall specify whether an Option, Stock Appreciation Right or other equity-based compensation under this Plan shall include any feature for the deferral of compensation under Article 14 or related provisions of the Plan.  If an Award provides only a right to receive cash or stock immediately upon exercise, the Award generally shall not be considered to provide a deferral of compensation.  A right to receive substantially nonvested stock upon exercise of any right granted in an Award shall not be considered a deferral of compensation.  Similarly, a right to pay an exercise price with previously acquired shares shall not be considered a deferral of compensation.  By contrast, certain rights to dividends or other distributions may involve a deferral of compensation, such as accumulations that offset an exercise price or that increase an amount payable to a Participant under a Stock Appreciation Right.  Under all circumstances, a determination of whether an Award provides for the deferral of compensation shall be made in a manner consistent with IRC Section 409A and Treas. Regs. Section 1.409A-1(b)(5).

2.6                               Beneficiary

“Beneficiary” refers to the person or entity selected to receive any portion of an Account that has not been distributed from the Plan at the time of the death of a Participant.  The beneficiary or beneficiaries designated in an Appendix or similar form shall receive the undistributed vested Supplemental Compensation and Earnings, if any, in a Account in the event of the death of a Participant.  If more than one designated beneficiary survives, payments shall be made equally to the surviving beneficiaries, unless otherwise provided in an Appendix or similar form.  A contingent beneficiary is a beneficiary designated to receive benefits if the primary beneficiary does not survive the Participant for a period of at least 30 days.  Any Beneficiary designation shall be in a written form provided or approved by the Plan Administrator.  If an Employee, Outside

Director or Consultant fails to designate a Beneficiary or no designated Beneficiary survives, the Plan Administrator may direct payment of Benefits to the following person or persons related to the Participant in the order given below:

(i)                                                             spouse or registered domestic partner,

(ii)                                                          descendants, per stirpes,

(iii)                                                       parents,

(iv)                                                      brothers and sisters, or

(v)                                                         estate of the Participant.

2.7                               Benefit

“Benefit” refers to the amount vested in the Participant under this Plan.  The Participant’s Benefit shall consist of the putative accumulation of hypothetical Company Contributions of Supplemental or Deferred Compensation, plus Earnings (generally measured by the amounts payable under an Investment Vehicle) which are allocable to the Participant’s Account, less applicable contract surrender charges, similar fees or other reductions, if any.

2.8                               Board or Board of Directors

“Board” refers to the Company’s Board of Directors, as constituted from time to time.

2.9                               Change in Control

A “Change in Control” shall be deemed to have occurred if (A) any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing Thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding voting securities; (B) there is a merger or consolidation of the Company in which the Company does not survive as an independent public company; or ( C) the business or businesses of the Company for which a Participant’s services are principally performed are disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a Subsidiary) of the Company, or otherwise.  A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

a.                                      Specifications.

For purposes of the deferral of compensation under this Plan, a Change in Control refers to one or more of the following three events as described in Treas. Regs. Section 1.409A-3: 1) a change in ownership of the Company; 2) a change in the effective control of the Company; or 3) a change in the ownership of a substantial portion of the assets of the Company.  To qualify as a Change in Control, the event must be objectively determinable.  To the extent required by IRC Sections 409A or Treas. Regs. Section 1.409A-3, any requirement that any person, such as a Committee or the full Board of Directors, certify the occurrence of a Change in Control must be strictly ministerial and not involve any discretionary authority.  An acceleration of payment will be treated as occurring because of a Change in Control if the acceleration arises because of the Company’s exercise of discretion to terminate the Deferral Arrangement and distribute the Supplemental Compensation and Earnings within 12 months of the Change in Control.

b.                                      Identification of Relevant Entities.

To constitute a Change in Control as to the Participant, the Change in Control must relate to (I) the Company, i.e. the corporation for whom the Participant is performing services at the time of the Change in Control, (II) another corporation, if any, that is liable for the payment of the Supplemental Compensation or Earnings (or all corporations liable for the payment if more than one corporation is liable) or (III) an entity that controls the Company.

c.                                       Change in Ownership.

The phrase Achange in ownership@ shall be construed and interpreted in a manner consistent with Treas. Regs. Section 1.409A-3.  As a general rule, a change in the ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.

d.                                      Change in Effective Control.

A change in the effective control of the Company occurs on the date that a majority of members of the Company’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is opposed or not endorsed by a majority of the members of the Company’s Board prior to the start of the 12-month period preceding the appointment or election.

e.                                       Change in Ownership of Assets.

A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires in one or more transactions (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

f.                                          Scope of Acceleration.

The acceleration of payment upon a Change in Control shall apply, if at all, to the entire amount of Supplemental Compensation and Earnings in a Participant=s Account under the Deferral Arrangement and shall constitute a complete termination of the Deferral Arrangement with respect to affected Participants.

2.10                        Code or IRC

“Code” or “IRC” means the Internal Revenue Code of 1986, as amended.

2.11                        Committee

“Committee” means the Compensation Committee of the Board, as described in Article 3.   In discussing the administration of the Plan, references herein to the Company or to the Plan Administrator shall be deemed to be references to the Committee.

2.12                        Company or SureWest

“Company” or “SureWest” means SureWest Communications, a California corporation.

2.13                        Company Contributions

“Company Contributions” refers to amounts (not otherwise payable to or for a Participant in any year) which are credited hypothetically to the Participant’s Account pursuant to the Deferral Arrangement under this Plan.

2.14                        Consultant

“Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor.  Service as a Consultant shall be considered employment for all purposes of the Plan, except as provided in Section 5.1, regarding Incentive Stock Options.

2.15                        Deferred or Supplemental Compensation

“Deferred Compensation” or “Supplemental Compensation” refers to amounts the payment of which is postponed pursuant to the Deferral Arrangement under this Plan.

2.16                        Disabled or Disability

The Participant is considered “Disabled” or afflicted with a “Disability” if the Participant (I) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (II) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

2.17                        Earnings

“Earnings” refers to putative amounts which increase or decrease an Participant’s Account in accord with investment income, gains or losses attributable to hypothetical Company Contributions placed into an Investment Vehicle.  For any period in which the Company does not invest hypothetical Company Contributions in an Investment Vehicle, Earnings shall be computed at a rate of five percent (5%) compounded annually.

2.18                        Economic Emergency or Unforeseeable Emergency

“Economic Emergency” or “Unforeseeable Emergency” refers to an unforeseeable event causing severe financial hardship to the Participant and resulting from an illness or accident involving the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse or registered domestic partner, or a dependent, as defined in Code Section 152(a), of the Participant or Beneficiary; loss of the Participant’s or Beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not sufficiently covered by insurance, for example, as a result of a natural disaster); imminent foreclosure of or eviction from the Participant’s or Beneficiary’s primary residence; funeral expenses of a spouse, domestic partner or dependent; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s or Beneficiary’s control.  An event will not constitute an Unforeseeable Emergency to the extent costs, losses or liabilities may be relieved through (A) reimbursement or compensation from insurance or otherwise, (B) liquidation of assets in a manner that does not cause severe financial hardship or ( C) cessation of deferrals under the Arrangement.

2.19                        Election or Deferral Election

“Election” or “Deferral Election” refers to the choice to postpone payment of Company Contributions or other components of Supplemental Compensation.  The elective deferral component of this Plan provides the Participant with the opportunity to make elections with respect to the amount, time, manner, form or medium of payment of Supplemental Compensation.  With respect to an Participant=s first year of eligibility to participate in the Deferral Arrangement, to the extent required by law, the Participant shall specify irrevocably all such items no later than 30 days after the Participant first becomes eligible to participate.  With respect to each subsequent year of participation, the Participant shall specify such items irrevocably no later than the time the Participant begins to acquire a legally binding right to the Company Contributions or other elements of Supplemental Compensation with respect to such year, i.e. generally prior to the start of the year in which the Participant will render the services for which he or she will earn an Award or other Supplemental Compensation.  Nothing herein prohibits the Participant after an irrevocable election from 1) further postponing scheduled payments to the extent permitted by IRC Section 409A or Treas. Regs. Section 1.409A-1 et seq. or 2) expressing certain preferences such as instructions with respect to the investment of amounts set aside by the Company in the Participant’s Account.

2.20                        Employee

“Employee” means a common-law employee of the

Company, a Parent, a Subsidiary or an Affiliate.  An individual is a common-law employee for periods of time during which the Company, a Parent, a Subsidiary or an Affiliate has an obligation to withhold and actually withholds income and employment taxes through its ordinary payroll system.

2.21                        ERISA

“ERISA” refers to the Employee Retirement Income Security Act of 1974, as amended, 29 U.S. Code Section 1001 et seq.

2.22                        Exchange Act

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.23                        Exercise Price

“Exercise Price,” in the case of an Option, means the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement.  “Exercise Price,” in the case of an SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Share in determining the amount payable upon exercise of such SAR.

2.24                        Fair Market Value

“Fair Market Value” means the market price of Shares, determined by the Committee in good faith on such basis as it deems appropriate and consistent with relevant laws, including IRC Section 409A and Treas. Regs. Section 1.409A-1 et seq.  Fair Market Value may mean (i) if the Company’s common stock is listed on a securities exchange or is traded over the NASDAQ National Market System, the closing sales price of one Share on such exchange or other such system on an applicable date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Company’s common stock is not listed on a securities exchange or traded over the NASDAQ National Market System, the mean between the bid and offered prices of the Share as quoted by the National Association of Securities Dealer through NASDAQ, provided, that if the Committee determines that the fair market value is not properly reflected by such NASDAQ quotations, the Fair Market Value will mean the fair market value as determined by such other method as the Committee determines in good faith to be reasonable.  Such determination shall be conclusive and binding on all persons.

2.25                        Investment Vehicle

“Investment Vehicle” refers to one or more individual or group investment vehicles, including mutual funds, fixed, variable or hybrid annuity contracts, insurance contracts or securities, if any, by which the Company may measure, anticipate and provide for its obligations to a Participant, Beneficiary or Alternate Payee pursuant to the Deferral Arrangement under this Plan.  The Company shall be the owner of any Investment Vehicle.  Although the Company may allow the Participant to measure the value of his or her Account by reference to the value of the Investment Vehicle, the Participant’s only interest in the Investment Vehicle or in the assets underlying the Investment Vehicle shall be as a general unsecured creditor of the Company.

2.26                        ISO or Incentive Stock Option

“ISO” or AIncentive Stock Option@ refers to a call option (i.e. an option to purchase shares of Company stock) described in Section 422(b) of the Code.

2.27                        NSO or Nonstatutory Stock Option

“NSO” or ANonstatutory Stock Option@ refers to a call option (i.e. an option to purchase shares of Company stock) that is not described in Sections 422 or 423 of the Code.

2.28                        Option

“Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase shares of Company stock.

2.29                        Optionee

“Optionee” means an individual or estate who holds an Option or SAR.

2.30                        Outside Director

“Outside Director” means a member of the Board who is not an Employee.  Service as an Outside Director shall be considered employment for all purposes of the Plan, except as provided in Section 5.1, regarding Incentive Stock Options.

2.31                        Parent

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

2.32                        Participant

“Participant” means an individual or estate who holds an Award or who defers payment of all or part of the compensation in an Award under the Plan.

2.33                        Performance Share

“Performance Share” means an Award to a Participant under Article 12 of the Plan.

2.34                        Performance Share Agreement

“Performance Share Agreement” means the agreement between the Company and a Participant which contains the terms, conditions and restrictions pertaining to such Performance Share.

2.35                        Plan

“Plan” means this SureWest Communications 2000 Equity Incentive Plan, as modified from time to time.

2.36                        QDRO or Qualified Domestic Relations Order

“QDRO” or “Qualified Domestic Relations Order” refers to Domestic Relations Order which creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to, receive all or a portion of the vested or unvested compensation under this Plan.  The term Domestic Relations Order or DRO means any judgment, decree, or order (including approval of a property settlement agreement), which (I) relates to the provision of child support, alimony, or marital property rights to an Alternate Payee, (II) is made pursuant to a State domestic relations law (including a community property law), (III) except as required by law, makes the Alternate Payee responsible for the payment of income taxes on amounts the Alternate Payee receives, (IV) satisfies any applicable requirements of ERISA or the IRC and (V) absent fraud or concealment, issues prior to the death of the Participant — unless later issuance is permitted or required by law.

2.37                        Restricted Share or Restricted Stock

“Restricted Share” or ARestricted Stock@ means a Share awarded under the Plan.

2.38                        Restricted Stock Agreement

ARestricted Stock Agreement” means the agreement between the Company and the recipient of a Restricted Share which contains the terms, conditions and restrictions pertaining to such Restricted Share.

2.39                        SAR or Stock Appreciation Right

“SAR” or AStock Appreciation Right@ refers to an item of compensation granted under the Plan the value of which increases with gains in the Fair Market Value or price of shares of Company stock.

2.40                        SAR Agreement

“SAR Agreement” means the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her SAR.

2.41                        Separation from Service

“Separation from Service,” “Termination of Employment” or “Severance from Employment” refers to the complete cessation of a Participant’s service with the Company as contemplated by IRC Section 409A(a)(2) and Treas. Regs. Section 1.409A-1 et seq.  As a general rule, an Employee separates from service with the Company if the Employee dies, retires, or otherwise has a termination of employment with the Company.  For purposes of the payment and election provisions of this Plan, an employment relationship is treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months.  If the leave is longer than six months, the employment relationship generally is viewed as continuing while the Participant retains a right to reemployment with the Company.

A Participant who is an Outside Director or Consultant is considered to have a Separation from Service with the Company upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for the Company if the expiration constitutes a good-faith and complete termination of the contractual relationship.  As a general rule, if compensation is payable upon the Separation of Service of a Participant who is an Outside Director or Consultant, such compensation shall be paid no earlier than 12 months after the day on which the contract expires under which the Outside Director or Consultant performs services for the Company (or, in the case of more than one contract, all such contracts expire); additionally, such compensation shall not be paid to the Outside Director or Consultant if, after the expiration of the contract (or contracts) and before the date scheduled for payment under the preceding clause, the Outside Director or Consultant performs services for the Company in any capacity.

2.42                        Separation Without Cause

An involuntary Separation from Service caused by the actual or constructive termination of an Employee’s employment by the Company for reasons other than the Employee’s conviction for embezzlement, vandalism or other misdemeanor or felony against the Company.  An actual separation may occur by discharge, lay-off, workforce reduction or other action initiated by the Company.  A constructive separation may occur upon a significant adverse change (a) which the Employee, reasonably and in good faith, perceives in his situation within the Company, even if such adverse change does not constitute a constructive termination of employment within the meaning of federal or California labor or employment laws, and (b) which is attributable to circumstances such as (1) a substantial change in the organization, operation, leadership or governance of the Company, even if not constituting a Change in Control as defined above, (2) termination or alteration of a sensitive primary reporting relationship involving the Employee or (3) a material modification of the duties, Compensation, terms or conditions of the Employee’s employment.

A Separation Without Cause includes a Separation from Service for good reason, within the meaning of final Treas. Regs. Section 1.409A-1(n)(2).  A Separation from Service for good reason may occur under limited bona fide conditions or actions which are initiated by the Company and which result in a material negative change to the Employee’s employment or other service relationship.  Such conditions or actions include but are not limited to changes in the Employee’s duties to be performed, the conditions under which such duties are to be performed or the compensation to be received from performing such services.

Without limiting the foregoing, a voluntary Separation from Service shall be treated as a Separation Without Cause and therefore an involuntary Separation within the meaning of Treas. Regs. Section 1.409A-1(n)(1) under the following circumstances.  The voluntary Separation occurs within two years following the initial existence of one or more of the following conditions arising without the advance written consent of the Employee: 1) a material diminution of the Employee’s base compensation, 2) a material diminution of the Employee’s authority, duties or responsibilities, 3) a material diminution in the authority, duties or responsibilities of the person or persons to whom the Employee reports, including a change resulting in the Employee’s no longer reporting directly to the Board or similar governing body of the Company, 4) a material diminution in the budget over which the Employee retains authority, 5) a material change in the geographic location at which the Employee must perform services, and 6) any actions or inactions that constitute a material breach of the agreement under which the Employee renders services to the Company.  Additionally, the amount, time and form of payment upon a voluntary Separation Without Cause should be substantially identical to the amount, time and form of payment upon an actual involuntary Separation Without Cause, to the extent such a right exists.  Moreover, the Employee should provide notice to the Company of the action or inaction of the Company that has resulted (or is likely to result) in a material negative change in the circumstances under which the Employee renders service to the Company.  The Employee should provide such notice within 90 days after the Employee determines that the action or inaction of the Company has resulted (or is likely to result) in a material negative change in the circumstances under which the Employee renders service to the Company.  The notice should give the Company 30 days within which to remedy the situation(s) to which the Employee refers.

2.43                        Share

“Share” means one share of the common stock of the Company.

2.44                        Stock Option Agreement

“Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

2.45        Stock Unit

“Stock Unit” means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan.  A Stock Unit includes a Restricted Stock Unit, which is a Stock Unit issued or granted under terms and conditions specified by the Committee in a Stock Unit Agreement.

2.46        Stock Unit Agreement

“Stock Unit Agreement” means the agreement between the Company and the recipient of a Stock Unit which contains the terms, conditions and restrictions pertaining to such Stock Unit.

2.47        Subsidiary

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

2.48        Unforeseeable Event

With respect to a delay in making any payment when due under this Plan or under applicable law, as a general rule, the term Unforeseeable Event refers to conditions described in final Treas. Regs. Section 1.409A-1(b)(4), including a threat or jeopardy to the solvency of the Company or its ability to continue as a going concern (or a threat or jeopardy to the solvency of a related entity responsible for the payment or such related entity’s ability to continue as a going concern) and also refers to administrative impracticability of payment if, as of the date upon which the Participant obtains a legally binding right to the compensation, the threat, jeopardy, insolvency or impracticability was unforeseeable and if actual payment occurs as soon as administratively practicable.

ARTICLE 3.                                                     ADMINISTRATION.

3.1          Committee Composition.  The Plan shall be administered by the Committee.  The Committee shall consist exclusively of two or more directors of the Company, who shall be appointed by the Board.  In addition, the composition of the Committee shall satisfy:

(a)           Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and

(b)           Such requirements as the Internal Revenue

Service may establish for Outside Directors acting under plans intended to qualify for exemption under section 162(m)(4)(C) of the Code.

3.2          Committee Responsibilities.  The Committee shall (a) select the Employees, Outside Directors and Consultants who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, ( c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan.  The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan.  The Committee’s determinations under the Plan shall be final and binding on all persons.

3.3          Committee for Non-Officer Grants.  The Board may also appoint a secondary committee of the Board, which shall be composed of two or more directors of the Company who need not satisfy the requirements of Section 3.1.  Such secondary committee may administer the Plan with respect to Employees and Consultants who are not considered officers or directors of the Company under Section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and Consultants and may determine all features and conditions of such Awards.  Within the limitations of this Section 3.3, any reference in the Plan to the Committee shall include such secondary committee.

3.4                               Deference to Committee Decisions.  The Plan Administrator has discretionary authority with respect to the construction and interpretation of the Plan.  In any dispute between or among the Committee, Board, Company, Plan Administrator, Participant, Beneficiary or Alternate Payee, the court, arbitrator or other decision-maker with authority to resolve the dispute shall defer to the Plan Administrator’s construction or interpretation of the Plan or any Appendix, Award or Agreement hereunder. Similarly, the decision-maker shall defer to any findings of fact by the Plan Administrator or other determinations with respect to the Participant’s, Beneficiary’s or Alternate Payee=s entitlement to Benefits hereunder.

3.5                               Claims and Appeals Procedures.     If any Awards made

to (or elections made by) Employees provide for the deferral of payment to Separation from Service or beyond and if such Awards or elections create or impose significant administrative burdens, such Awards shall be treated as part of an arrangement subject to ERISA; and the Committee shall establish administrative claims and appeal procedures consistent with ERISA Section 503 that a Participant, Beneficiary or Alternate Payee must exhaust before initiating any civil action against the Company or related party with respect to the Plan.  The Committee shall provide a copy of such procedures to any Employee who receives an Award or makes an election subject to ERISA.

ARTICLE 4.                                                     SHARES AVAILABLE FOR GRANTS.

4.1          Basic Limitation.  Shares issued pursuant to the Plan shall be authorized but unissued shares.  The aggregate number of Options, SARs, Stock Units, Restricted Shares and Performance Shares awarded under the Plan shall not exceed Nine Hundred Fifty Thousand (950,000) Shares until December 31, 2002, and commencing with the first business day of each calendar year thereafter beginning with January 2, 2003, such maximum number of Shares shall be increased by a number equal to one percent (1%) of the number of Shares outstanding as of December 31 of the immediately preceding calendar year.  The limitation of this Section 4.1 shall be subject to adjustment pursuant to Article 13.

4.2          Forfeited Shares.  If Restricted Shares, Performance Shares or Shares issued upon the exercise of Options are forfeited, then, to the extent if any permitted by law, such Shares shall again become available for Awards under the Plan.  If Stock Units, Options or SARs are forfeited or terminate for any other reason before being exercised, then to the extent if any permitted by law, the corresponding Shares shall again become available for Awards under the Plan.  If Stock Units are settled, then only the number of Shares (if any) actually issued in settlement of such Stock Units shall reduce the number available under Section 4.1 and the balance shall again become available for Awards under the Plan.  If SARs are exercised, then only the number of Shares (if any) actually issued in settlement of such SARs shall reduce the number available under Section 4.1 and the balance shall again become available for Awards under the Plan.  Despite the foregoing, the aggregate number of Shares that may be issued under the Plan upon the exercise of ISOs shall not be increased when Restricted Shares, Performance Shares or other Shares are forfeited.

4.3          Dividend Equivalents.  Any dividend equivalents paid or credited under the Plan shall not be applied against the number of Restricted Shares, Performance Shares, Stock Units, Options or SARs available for Awards, whether or not such dividend equivalents are converted into Stock Units.  As a general rule, an Award shall specify rights to dividends or other distributions in any item of compensation granted under this Plan.

Awards made between December 31, 2004 and January 1, 2009 reflect good-faith efforts to comply with U.S. Treasury pronouncements under IRC Section 409A. An Award made after December 31, 2008 shall specify whether the dividends or other distributions constitute a feature for the deferral of compensation.  For example, dividends or other distributions that offset an exercise price or that increase an amount payable under a Stock Appreciation Right may be considered a deferral of compensation.  A determination of whether dividend or distribution rights under an Award provide for the deferral of compensation shall be made in a manner consistent with IRC Section 409A and Treas. Regs. Section 1.409A-1(b)(5) and shall be treated in a manner that complies with such laws.

ARTICLE 5.                                                     ELIGIBILITY.

5.1          Incentive Stock Options.  Only Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs.  In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(5) of the Code are satisfied.

5.2          Other Grants.  Only Employees, Outside Directors and Consultants shall be eligible for the grant of Restricted Shares, Performance Shares, Stock Units, NSOs or SARs.

ARTICLE 6.                                                     OPTIONS.

6.1          Stock Option Agreement.  Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company.  Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan.  The Stock Option Agreement shall specify whether the Option is an ISO or an NSO.  The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.  Options may be granted in consideration of a reduction in the Optionee’s other compensation.  A Stock Option Agreement may provide that a new Option will be granted automatically to the Optionee when he or she exercises a prior Option and pays the Exercise Price in the form described in Section 7.2.

Option Agreements made between December 31, 2004 and January 1, 2009 reflect good-faith efforts to comply with U.S. Treasury pronouncements under IRC Section 409A. Option Agreements entered after December 31, 2008 shall identify any feature of the Option or Agreement constituting deferred compensation subject to IRC Section 409A.  Additionally, any Option or Agreement made after December 31, 2008 shall comply with IRC Section 409A and Treas. Regs. Section 1.409A-1 et seq.

6.2          Number of Shares.  Each Stock Option Agreement shall specify the number of Shares subject to the Option and shall provide for the adjustment of such number in accordance with Article 13.  Options granted to any Optionee in a single fiscal year of the Company shall not cover more than 200,000 Shares, except that Options granted to a new Employee in the fiscal year of the Company in which his or her service as an Employee first commences shall not cover more than 25,000 Shares.  The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 13.

6.3          Exercise Price.  Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price under an ISO shall in no event be less than 100% of the Fair Market Value of a  Share on the date of grant and the Exercise Price under an NSO shall in no event be less than 85% of the Fair Market Value of a  Share on the date of grant.  In the case of an NSO, a Stock Option Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the NSO is outstanding.

6.4          Exercisability and Term.  Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable.  The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant.  A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service.  Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited.

6.5          Effect of Change in Control.  The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Shares subject to such Option in the event that a Change in Control occurs with respect to the Company, subject to the limitations that, in the case of an ISO, the acceleration of exercisability shall not occur without the Optionee’s written consent.

6.6          Modification or Assumption of Options.  Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price.  The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.

Any Option granted or modification or assumption between December 31, 2004 and January 1, 2009 reflect good-faith efforts to comply with U.S. Treasury pronouncements under IRC Section 409A.  An Option granted after December 31, 2008 shall indicate whether the Option or any modification or assumption to which the Option is subject constitutes a deferred compensation feature of the Award.  Additionally, any Option, modification or assumption made after December 31, 2008 shall comply with IRC Section 409A and Treas. Regs. Section 1.409A-1 et seq.

6.7          Buyout Provisions.  In a manner consistent with IRC Section 409A and Treas. Regs. Section 1.409A-1 et seq., the Committee may (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

ARTICLE 7.                                                     PAYMENT FOR OPTION SHARES.

7.1          General Rule.  The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such  Shares are purchased, except as follows:

(a)           In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement.  The Stock Option Agreement may specify that payment may be made in any form(s) described in this Article 7.

(b)           In the case of an NSO, the Committee may at any time accept payment in any form(s) described in this Article 7.

7.2          Surrender of Stock.  To the extent that this Section 7.2 is applicable, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Shares that are already owned by the Optionee.  Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.  The Optionee shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

7.3          Exercise/Sale.  To the extent that this Section 7.3 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

7.4          Exercise/Pledge.  To the extent that this Section 7.4 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to pledge all or part of the Shares being purchased under the Plan to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company.

7.5          Promissory Note.  To the extent that this Section 7.5 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) a full-recourse promissory note.

7.6          Other Forms of Payment.  To the extent that this Section 7.6 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid in any other form that is consistent with applicable laws, regulations and rules.

ARTICLE 8.                                                     AUTOMATIC GRANTS TO OUTSIDE DIRECTORS.

[Deleted]

ARTICLE 9.                                                     STOCK APPRECIATION RIGHTS.

9.1          SAR Agreement.  Each grant of an SAR under the Plan shall be evidenced by an SAR Agreement between the Optionee and the Company.  Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan.  The provisions of the various SAR Agreements entered into under the Plan need not be identical.  SARs may be granted in consideration of a reduction in the Optionee’s other compensation.

SAR Agreements made between December 31, 2004 and January 1, 2009 reflect good-faith efforts to comply with U.S. Treasury pronouncements under IRC Section 409A.  SAR Agreements entered after December 31, 2008 shall identify any feature of the SAR or Agreement which constitutes deferred compensation subject to IRC Section 409A.  Additionally, any SAR or Agreement made after December 31, 2008 shall comply with IRC Section 409A and Treas. Regs. Section 1.409A-1 et seq.

9.2          Number of Shares.  Each SAR Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 13.  SARs granted to any Optionee in a single calendar year shall in no event pertain to more than 200,000 Shares, except that SARs granted to a new Employee in the fiscal year of the Company in which his or her service as an Employee first commences shall not pertain to more than 25,000 Shares. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 13.

9.3          Exercise Price.  Each SAR Agreement shall specify the Exercise Price.  An SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding.

9.4          Exercisability and Term.  Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable.  The SAR Agreement shall also specify the term of the SAR.  An SAR Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service.  SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited.  An SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter.  An SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

9.5          Effect of Change in Control.  The Committee may determine, at the time of granting an SAR or thereafter, that such SAR shall become fully exercisable as to all Shares subject to such SAR in the event that a Change in Control occurs with respect to the Company.

9.6          Exercise of SARs.  Upon exercise of an SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Shares, (b) cash or ( c) a combination of Shares and cash, as the Committee shall determine.  The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price.  If, on the date when an SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion.

9.7          Modification or Assumption of SARs.  Within the limitations of the Plan and the terms of a specific Award, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price.  The foregoing notwithstanding, no modification of an SAR shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such SAR.

Any Award, modification or assumption made between December 31, 2004 and January 1, 2009 reflect good-faith efforts to comply with U.S. Treasury pronouncements under IRC Section 409A.  An Award issued after December 31, 2008 shall indicate whether the modification or assumption to which an SAR is subject constitutes a deferred compensation feature of the Award.  Additionally, any Award, modification or assumption made after December 31, 2008 shall comply with IRC Section 409A and Treas. Regs. Section 1.409A-1 et seq.

ARTICLE 10.                                              RESTRICTED SHARES.

10.1        Restricted Stock Agreement.  Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company.  Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan.  The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

Restricted Stock Agreements entered after December 31, 2008 shall identify any feature of the Restrict Stock or Agreement constituting deferred compensation subject to IRC Section 409A.  Additionally, any Restricted Stock or Agreement made after December 31, 2008 shall comply with IRC Section 409A and Treas. Regs. Section 1.409A-1 et seq.

10.2        Payment for Awards.  Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services.

10.3        Vesting Conditions.  Each Award of Restricted Shares may or may not be subject to vesting.  Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement.  A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events permitted by law.  The Committee may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company.

10.4        Voting and Dividend Rights.  The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other shareholders.  A Restricted Stock Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares.  Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

Restricted Share Awards made between December 31, 2004 and January 1, 2009 reflect good-faith efforts to comply with U.S. Treasury pronouncements under IRC Section 409A.  An Award made after December 31, 2008 shall specify whether the dividends or other distributions thereunder constitute a feature for the deferral of compensation.  A determination of whether dividend or distribution rights under an Award provide for the deferral of compensation shall be made in a manner consistent with IRC Section 409A and Treas. Regs. Section 1.409A-1(b)(5) and shall be treated in a manner that complies with such laws.

ARTICLE 11.                                              STOCK UNITS.

11.1        Stock Unit Agreement.  Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company.  Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan.  The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical.  Stock Units may be granted in consideration of a reduction in the recipient’s other compensation.

Stock Unit Agreements made between December 31, 2004 and January 1, 2009 reflect good-faith efforts to comply with U.S. Treasury pronouncements under IRC Section 409A. Stock Unit Agreements entered after December 31, 2008 shall identify any feature of the Stock Unit or Agreement constituting deferred compensation subject to IRC Section 409A.  Additionally, any Stock Unit or Agreement made after December 31, 2008 shall comply with IRC Section 409A and Treas. Regs. Section 1.409A-1 et seq.

11.2        Payment for Awards.  To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

11.3        Vesting Conditions.  Each Award of Stock Units may or may not be subject to vesting.  Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement.  A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events.  The Committee may determine, at the time of granting Stock Units or thereafter, that all or part of such Stock Units shall become vested in the event that a Change in Control occurs with respect to the Company.

11.4        Voting and Dividend Rights.  The holders of Stock Units shall have no voting rights.  Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents.  Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one  Share while the Stock Unit is outstanding.  Dividend equivalents may be converted into additional Stock Units.  Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both.  Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

Awards made between December 31, 2004 and January 1, 2009 reflect good-faith efforts to comply with U.S. Treasury pronouncements under IRC Section 409A.  Awards made after December 31, 2008 shall specify whether the dividends or other distributions constitute a feature for the deferral of compensation.  A determination of whether dividend or distribution rights under an Award provide for the deferral of compensation shall be made in a manner consistent with IRC Section 409A and Treas. Regs. Section 1.409A-1(b)(5).

11.5        Form and Time of Settlement of Stock Units.  Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or ( c) any combination of both, as determined by the Committee.  The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors.  Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days.  Vested Stock Units may be settled in a lump sum or in installments.  The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date.  The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents.  Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Article 13.

11.6        Death of Recipient.  Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries.  Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company.  A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death.  If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

11.7        Creditors’ Rights.  A holder of Stock Units shall have no rights other than those of a general creditor of the Company.  Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

ARTICLE 12.               PERFORMANCE SHARES

12.1        Performance Share Agreement.  Each grant of Performance Shares under the Plan shall be evidenced by a Performance Share Agreement between the Participant and the Company.  Such Performance Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan.  The provisions of the various

Performance Share Agreements entered into under the Plan need not be identical.

Performance Share Agreements made between December 31, 2004 and January 1, 2009 reflect good-faith efforts to comply with U.S. Treasury pronouncements under IRC Section 409A. Performance Share Agreements entered after December 31, 2008 shall identify any feature of the Performance Share or Agreement constituting deferred compensation subject to IRC Section 409A.  Additionally, any Performance Share or Agreement made after December 31, 2008 shall comply with IRC Section 409A and Treas. Regs. Section 1.409A-1 et seq.

12.2        Grant of Performance Shares.  Before, or within a reasonable time after (not to exceed any applicable legal limit including Section 409A of the Internal Revenue Code and applicable regulations) the grant of Performance Units, the Committee shall:

(a)           determine objective performance goals, which may consist of any one or more of the following goals deemed appropriate by the Committee: earnings (either in the aggregate or on a per-share basis), operating income, cash flow, including EBITDA (earnings before interest, taxes, depreciation and amortization), return on equity, per share rate of return on the Shares (including dividends), general indices relative to levels of general customer service satisfaction, as measured through various randomly-generated customer service surveys, market share (in one or more markets), customer retention rates, market penetration rates, revenues, reductions in expense levels, and the attainment by the Shares of a specified market value for a specified period of time, in each case where applicable to be determined either on a Company-wide basis or in respect of any one or more business units, and the amount of compensation under the goals applicable to such grant;

(b)           designate a period for the measurement of the extent to which performance goals are attained, which may begin prior to the date of grant (the “Performance Period”); and

(c)           assign a “Performance Percentage” to each level of attainment of performance goals during the Performance Period, with the percentage applicable to minimum attainment being zero percent and the percentage applicable to maximum attainment to the determined by the Committee from time to time, but not in excess of 250%.

12.3        Modification of Grant.  If a Participant is promoted, demoted, or transferred to a different business unit of the Company during a Performance

Period, then, to the extent the Committee determines any one or more of the performance goals, Performance Period, or Performance Percentage are no longer appropriate, the Committee may make any changes thereto as it deems appropriate in order to make them appropriate.  In addition, to the extent permitted by law including Section 409A of the Internal Revenue Code and applicable regulations, the Committee retains the discretion to modify, change or alter Performance goals or targets, including decreasing or increasing grants, during the performance term if circumstances or conditions develop affecting the practicability, feasibility or ability to achieve performance goals or targets which circumstances or conditions are beyond the reasonable control of the participant. Modifications made between December 31, 2004 and January 1, 2009 reflect good-faith efforts to comply with U.S. Treasury pronouncements under IRC Section 409A. Modifications made between December 31, 2004 and January 1, 2009 reflect good-faith efforts to comply with U.S. Treasury pronouncements under IRC Section 409A. Modifications made after December 31, 2008 shall identify any feature of the modification which constitutes deferred compensation subject to IRC Section 409A.  Any modifications made after December 31, 2008 shall comply with IRC Section 409A and Treas. Regs. Section 1.409A-1 et seq.

12.4        Terms of the Grant.  When granted, Performance Shares may, but need not, be identified with Shares subject to a specific Option, specific Restricted Shares, or specific SARs of the Participant granted under the Plan in a number equal to or different from the number of the Performance Shares so granted.  If Performance Shares are so identified, then, unless otherwise provided in the applicable Award, the Participant’s associated Performance Shares shall terminate upon (a) the expiration, termination, forfeiture, or cancellation of the Option, Restricted Shares, or SARs with which the Performance Shares are identified, (b) the exercise of such Option or SARs, or 8 the date Restricted Shares become nonforfeitable.

12.5        Payment of Performance Shares.  Unless otherwise provided in the Performance Share Agreement, if the minimum performance goals applicable to such Performance Shares have been achieved during the applicable Performance Period, then the Company shall pay to the Participant that number of Shares equal to the product of:

(a)           the sum of (i) number of Performance Shares specified in the applicable Award agreement and (ii) the number of Shares that would have been issuable if such Performance Shares had been Shares outstanding throughout the Performance Period and the stock dividends, cash dividends (except as otherwise provided in the Performance Share Agreement) and other property paid in respect of such shares had been reinvested in additional Shares as of each dividend payment date, multiplied by

(b)           the Performance Percentage achieved during such Performance Period.

The Committee may, in its discretion, determine that cash be paid in lieu of some or all of such Shares.  The amount of cash payable in lieu of a Share shall be determined by valuing such shares at its Fair Market Value on the business day next preceding the date such cash is to be paid.  Payments pursuant to this Section shall be made as soon as administratively practical after the end of the applicable Performance Period.  Any Performance Shares with respect to which the performance goals shall not have been achieved by the end of the applicable Performance period shall expire, unless circumstances or conditions specified in Section 12.3 arise or occur, in which event, the Committee retains discretion to extend or modify the Performance Period, unless precluded by Section 409A of the Internal Revenue Code and applicable regulations.

ARTICLE 13.                                                                      PROTECTION AGAINST DILUTION.

13.1        Adjustments.  In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of:

(a)           The number of Options, SARs, Restricted Shares, Performance Shares and Stock Units available for future Awards under Article 4;

(b)           The limitations set forth in Sections 6.2 and 9.2;

(c)           The number of NSOs to be granted to Outside Directors under Article 8;

(d)           The number of  Shares covered by each outstanding Option and SAR;

(e)           The Exercise Price under each outstanding Option and SAR; or

(f)            The number of Stock Units included in any prior Award which has not yet been settled.

Except as provided in this Article 13, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

13.2        Dissolution or Liquidation.  To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company, except to extent dissolution or liquidation is incident to a Change in Control, in which event provisions relating to Change in Control, shall govern disposition of Options, SARs and Stock Units.

13.3        Reorganizations.  In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization Such agreement shall provide for:

(a)           The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

(b)           The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

(c)           The substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;

(d)           Full exercisability or vesting and accelerated expiration of the outstanding Awards; or

(e)           Settlement of the full value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards.

ARTICLE 14.                  CONVERSION OF AWARDS TO NONQUALIFIED DEFERRED COMPENSATION, ETC. SUBJECT TO IRC SECTION 409A

14.1        Committee Discretion Regarding Conversion.  The Committee (in its sole discretion) may permit or require a Participant to:

(a)           Have cash that otherwise would be paid to such Participant as a result of the exercise of an SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;

(b)           Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or

(c)           Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books.  Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to such Participant.

14.2                        Timing of Election to Defer Compensation

As a general rule, any election to defer payment of (or otherwise convert) an Award under this Plan shall be made and become irrevocable prior to the start of the calendar year in which an Employee, Outside Director or Consultant renders the services for which he or she obtains a legally binding right (fixed or contingent) to receive the Award.  As an exception to the general rule, if an Employee, Outside Director or Consultant has a legally binding right to an Award in a subsequent year that is subject to a condition requiring continued services for a period of at least 12 months to avoid forfeiture of the Award, an election to defer payment of such an Award may be made on or before the 30th day after the Employee, Outside Director or Consultant obtains the legally binding right to the Award, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse.

14.3                        Modification of Certain Elections

Except as provided under the Plan in a manner consistent with IRC Section 409A and Treas. Regs. Section 1.409A-1 etc., after an election to defer payment of an Award has become irrevocable, neither the Company nor the Participant has a right to accelerate a payment date established with respect to Supplemental Compensation attributable to the Award or Earnings accrued thereon.  Any delays in a payment date, i.e. any additional deferral of payment, shall be made in accord with IRC Section 409A.  As a general rule, a postponement of a scheduled payment must be elected in writing at least one year before the first day on which the scheduled payment would have been made.  Moreover, as a general rule, the postponement must extend for a least five years after the first day on which the scheduled payment would have been made.

14.4        Investment Earnings on Deferred Award

14.4 a.               For purposes of measuring and satisfying the Company’s obligation to provide Benefits, the Company may cause a hypothetical Account to be maintained with respect to the Supplemental Compensation of a Participant and any Earnings thereon.

14.4 b.              The individual Account maintained for the Participant may reflect hypothetical Company Contributions for Supplemental Compensation.  The individual Account maintained for the Participant also may reflect the hypothetical Earnings described in 1. or 2. below.

1.             If the Company does not designate an Investment Vehicle for Supplemental Compensation with respect to a particular period, the individual Account for the Participant shall reflect hypothetical Earnings on such Supplemental Compensation for that period in the amount of at least five percent (5%) compounded annually.

2.             In the alternative, if the Company does designate an Investment Vehicle for Supplemental Compensation with respect to a particular period, the individual Account maintained for the Participant shall reflect hypothetical Earnings for that period in the same amount as if the Company had invested such amounts in the Investment Vehicle and the investment options under such Investment Vehicle were identical to those preferred by the Participant under Section 14.4c below.  If the Company elects to invest the Company Contributions in an Investment Vehicle, any such Investment Vehicle shall be the property only of the Company, and shall not be held in trust for the Participant or as security for the fulfillment of the Company’s obligation under the Plan.  Any such Investment Vehicle shall be subject to the claims of the general creditors of the Company.  The Participant, Beneficiary or Alternate Payee shall not have any secured or preferred position with respect to such Investment Vehicle or have any claim against the Company except as an unsecured general creditor.  Nothing in the Plan shall require the Company to invest Company Contributions or other amounts in any Investment Vehicle, to limit the Company’s selection of investment media, if any, or to segregate Company Contributions of Supplemental Compensation or Earnings from the Company’s general assets.

14.4 c.                     Subject to such limitations as may from time to time be required by law, imposed by the Company, or contained elsewhere in the Plan or Investment Vehicle, if any, the Participant may

communicate, to the Company or its authorized representative, a preference as to how the Participant’s Account should be deemed to be invested among such hypothetical investment options as may be available under the Investment Vehicle.  Such direction shall designate the percentage (in any whole percent multiples) of each portion of the Participant’s Account which is requested to be deemed to be invested in such categories of hypothetical investment options, and shall be subject to the following rules:

1)             Any initial deemed investment direction shall be in writing or electronic medium in a form supplied or approved by and filed with the Company or its authorized representative by the Participant or his authorized representative.  Subsequent deemed investment directions may be effected via toll-free telephone access, internet website or other means arranged or approved by the Company.

2)             All amounts credited to the Participant’s Account shall be deemed to be invested in accordance with the then effective deemed investment direction.  As of the effective date specified by the Participant or the Company for any new deemed investment direction, or as soon thereafter as feasible, all or a portion of the Participant’s Account at that date shall be reallocated among the designated hypothetical investment options according to the percentages specified in the new deemed investment direction unless and until a subsequent deemed investment direction shall be filed and become effective.  An election concerning hypothetical investment options shall continue indefinitely as provided in the Participant’s most recent investment election form (or other form specified by the Company), or as directed by the Participant via telephone, internet or other means arranged or approved by the Company or its authorized representative.

3)             If the Company receives a Participant’s deemed investment direction which the Company or its authorized representative considers to be incomplete, unclear, or improper, the Participant’s investment direction, if any, then in effect shall remain in effect (or, in the case of a deficiency in an initial deemed investment direction, the Participant shall be considered to have declined to file a deemed investment direction), unless the Company provides for, and permits action to correct the deficiency.

4)             If the Company possesses at any time directions as to the deemed investment of less than all of the Participant’s Account, the Participant shall be deemed to have directed that the undesignated portion of the Account be deemed to be invested in a fixed income, or similar hypothetical investment option, if any, available under the Arrangement or Investment Vehicle in the Company’s sole discretion.

5)             To the extent permitted by law, the Participant agrees to indemnify and hold harmless the Company and its directors, officers, attorneys, agents and representatives from any losses or damages of any kind relating to the deemed investment of the Participant’s Account hereunder.

6)             Each reference in this Plan to the Participant shall be deemed to include, where applicable, a reference to a Beneficiary or Alternate Payee.

7)             Nothing in the Plan shall require or prohibit the Company from selecting an actual or hypothetical investment vehicle that constitutes a qualified default investment alternative (AQDIA@) within the meaning of ERISA Section 404 (c)(5) or to satisfy any notice or other obligations imposed by that statute or by Department of Labor regulations thereunder.

14.4 d.                       Where applicable, Earnings on Supplemental Compensation will be credited from time to time — but no less frequently than once each year as of the last business day of such year — to the Participant’s Account based on interest accruals or investment earnings as provided above.

14.4 e.                        The Benefit payable to a Participant, Beneficiary or Alternate Payee shall equal the value of the portion of the Participant’s undistributed vested Account (i.e. accumulated Supplemental Compensation adjusted for interest or Earnings).  As a general rule, the Benefit payable shall equal the value of payments receivable by the Company under the Investment Vehicle which are allocable to the Participant based on the value of the Participant’s vested Account balance (less contract surrender charges or similar reductions, if applicable).  Assuming that the Company has complied substantially and consistently with the Participant’s hypothetical investment directions as provided above, the Company’s liability to pay benefits shall not exceed the value of payments under the Investment Vehicle attributable to the Participant’s vested Account balance (less applicable surrender charges or similar reductions); and the Company shall not be liable for losses arising from any decline, depreciation or shrinkage in the value of Investment Vehicles acquired or maintained under the Plan.

14.4 f.                        The Company may provide the Participant with periodic reports showing the value of his or her individual Account as of the valuation date specified in the report.

14.4 g.                       The establishment of an individual

Account for the Participant is for information purposes only, because any assets reflect in the Account or in any report regarding the Account are the property of the Company only.

14.5.       Anti-Alienation

14.5 a.                        No Participant, Beneficiary or Alternate Payee shall have any right to alienate, hypothecate, commute, sell, assign, pledge, transfer or otherwise convey or encumber an unvested or vested right to receive any payments hereunder.  Both unvested and vested rights are expressly declared to be nonassignable and nontransferable.  Any unpaid benefits, whether vested or unvested, shall not be subject to attachment, garnishment or execution, or be transferable by operation of law in the event of the bankruptcy or insolvency of the Participant, Beneficiary or Alternate Payee, except to the extent otherwise required by law.

14.5 b.                       Section 14.5a. shall not prevent the entry, implementation or issuance of a Qualified Domestic Relations Order, nor shall it prevent the Company or Participant from complying with any Qualified Domestic Relations Order to which this Plan or the Participant’s Account may be subject.

14.5 c.                        The entry, implementation or issuance of a Qualified Domestic Relations Order shall not accelerate vesting or payment of Supplemental Compensation or Earnings under this Plan except to the extent, if any, required by such Order.

14.6.       Payment of Deferred or Supplemental Compensation

Pursuant to the terms of a timely irrevocable election, in a manner consistent with IRC Section 409A and Treas. Regs. Section 1.409A-1 etc., Supplemental Compensation and Earnings under the Deferral Arrangement shall be paid at a specified time (or pursuant to a fixed schedule) established under the Plan at the time of the election.  If no date or schedule is specified in an election, payment shall occur upon Separation from Service.  Despite the foregoing, payment may occur upon Disability, Death, Change in Control, Unforeseeable Emergency or termination and complete liquidation of the Plan.  Benefits shall be paid in the medium and form specified in the election to the extent consistent with IRC Section 409A and Treas. Regs. Section 1.409A-1 et seq.  With respect to any Key Employee of the Company, Parent, Subsidiary or Affiliate the stock of which is publicly traded on an established securities market (or otherwise), references to payment upon Separation from Service shall be deemed to refer to payment six months after the Key Employee’s termination of employment (or if earlier the date of death of the Key Employee).  For purposes of the preceding sentence, Key Employee refers to an individual described in IRC Section 416(i) without regard to paragraph (5) thereof, regarding the treatment of beneficiaries.

14.7        Payment Delays

The Company intends that a payment due under this Plan or under applicable law may be delayed under Treas. Regs. Section 1.409A-1(b)(4) or other legal authority because of an Unforeseeable Event, i.e. if making the payment when due is administratively impracticable or if making the payment when due would jeopardize the solvency of the Company (or related entity responsible for the payment) and if, as of the date upon which the Participant obtained a legally binding right to the Supplemental Compensation, such impracticability or insolvency was unforeseeable by the Board and if actual payment occurs as soon as administratively practicable.  The Company also intends that a payment due under this Plan or under applicable law may be delayed for reasons such as a denial of deduction with respect to computation of unrelated business taxable income, e.g. under IRC Section 162(m) if applicable, or if the payment would violate a loan covenant, a similar contractual requirement, pertinent non-tax federal, state or local law or for other events or conditions described by the Commissioner of Internal Revenue Service in generally applicable guidance published in the Internal Revenue Bulletin.

ARTICLE 15.       AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs.  Such awards may be settled in the form of Shares issued under this Plan.  Such Shares shall be treated for all purposes under the Plan like Shares issued in settlement of Stock Units and shall, when issued, reduce the number of  Shares available under Article 4.

ARTICLE 16.       PAYMENT OF DIRECTOR’S FEES IN SECURITIES.

16.1         Effective Date.  No provision of this Article 16 shall be effective unless and until the Board has determined to implement such provision.

16.2         Elections to Receive NSOs, Restricted Shares or Stock Units.  An Outside Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, Restricted Shares or Stock Units, or a combination thereof, as determined by the Board.  Such NSOs, Restricted Shares and Stock Units shall be issued under the Plan.  An election under this Article 16 shall be filed with the Company on the prescribed form.

16.3         Number and Terms of NSOs, Restricted Shares or Stock Units.  The number of NSOs, Restricted Shares or Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board.  The terms of such NSOs, Restricted Shares or Stock Units shall also be determined by the Board.

ARTICLE 17.       LIMITATION ON RIGHTS.

17.1         Retention Rights.  Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Outside Director or Consultant.  The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the service of any Employee, Outside Director or Consultant at any time, with or without cause, subject to applicable laws, the Company’s articles of incorporation and bylaws and a written employment agreement (if any).

17.2         Shareholders’ Rights.  A Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Shares covered by his or her Award prior to the time when a stock certificate for such Shares is issued or, if applicable, the time when he or she becomes entitled to receive such Shares by filing any required notice of exercise and paying any required Exercise Price.  No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

17.3         Regulatory Requirements.  Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares under the Plan shall be subject to all applicable laws, rules and regulations, including without limitation IRC Section 409A and Treas. Regs. Section 1.409A-1 et seq. and such approval by any regulatory body as may be required.  The Company reserves the right to restrict, in whole or in part, the delivery of Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such  Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

ARTICLE 18.       WITHHOLDING TAXES.

18.1         General.  To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan.  The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

18.2         Share Withholding.  The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to his or her or by surrendering all or a portion of any Shares that he or she previously acquired.  Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash.

18.3        Income and Wage Reporting

As a general rule, all payments of the Participant’s interest in the Supplemental Compensation and Earnings thereon shall be reported to the Internal Revenue Service as income subject to ordinary income taxes (or, if applicable, only as wages subject to Social Security or other employment taxes for the tax year in which the Participant becomes vested in such amounts).  To the extent permitted by law, Earnings credited to a Participant’s vested Account shall be reported as ordinary income to the Participant only for the tax year in which such amounts are paid or made available to the Participant.

ARTICLE 19.       ADDITIONAL AND MISCELLANEOUS PROVISIONS.

19.1         Term of the Plan.  The Plan, as set forth herein, shall become effective on January 31, 2000.  The Plan shall remain in effect until it is terminated under Section 19.2, except that no ISOs shall be granted on or after the 10th anniversary of the later of (a) the date when the Board adopted the Plan or (b) the date when the Board adopted the most recent increase in the number of Shares available under Article 4 which was approved by the Company’s shareholders.

19.2         Amendment or Termination.  The Board may, at any time and for any reason, amend or terminate the Plan.  Any amendment of the Plan shall be in writing.  Additionally, any amendment to the Plan shall be subject to the approval of the Company’s shareholders only to the extent required by applicable laws, regulations or rules.   No Awards shall be granted under the Plan after the

termination thereof.  The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan. Upon a complete termination and liquidation of the Deferral Arrangement, to the extent provided by IRC Section 409A, the full amount of the Participant’s Account shall be distributed in the manner specified in a timely deferral election, to the Participant, Beneficiary or Alternate Payee entitled to payment under the Plan or, if the election did not specify a manner of payment, in a lump sum.

19.3        Automatic Termination.  The Arrangement shall automatically terminate upon the dissolution of the Company or upon the Company’s merger into or consolidation with any other entity which does not specifically adopt and agree to continue the Arrangement; provided, however, that no such termination shall deprive the Participant, Beneficiary or Alternate Payee of any rights accrued under the Plan prior to the date of termination.  Upon such automatic termination and complete liquidation of the Deferral Arrangement, to the extent provided in IRC Section 409A, the full amount of the Participant’s Account shall be distributed in the manner specified in a timely deferral election, to the Participant, Beneficiary or Alternate Payee entitled to payment under the Plan or, if the election did not specify a manner of payment, in a lump sum.

19.4        Integration.  Subject to Plan provisions regarding written amendments, this Plan document, including Appendices hereto and Awards hereunder, contains the entire agreement between the Company and each Participant with respect to compensation under this Plan.

19.5        Successor Employer.  Any entity which is a successor to the Company by reason of a consolidation, merger, or purchase of substantially all of the assets of the Company shall have the right to become a party to the Deferral Arrangement by adopting the same by resolution of the entity’s board of directors or other appropriate governing body. If, within thirty (30) days from the effective date of such consolidation, merger, or sale of assets, such new entity does not become a party hereto as provided herein, the Deferral Arrangement shall be deemed to have terminated automatically.

19.6        Beneficiary Designation After Plan Amendment or Termination.  Nothing in this Article 19 or other provision of the Plan impairs the right of a Participant to change his or her Beneficiary designation prior to death or, if earlier, the distribution of his or her vested Account.

ARTICLE 20.       LIMITATION ON PARACHUTE PAYMENTS.

20.1         Scope of Limitation.  This Article 20 shall apply to an Award only if:

(a)           The independent auditors most recently selected by the Board (the “Auditors”) determine that the after-tax value of such Award to the Participant, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to the Participant (including the excise tax under section 4999 of the Code), will be greater after the application of this Article 20 than it was before the application of this Article 20, or

(b)           The Committee, at the time of making an Award under the Plan or at any time thereafter, specifies in writing that such Award shall be subject to this Article 20 (regardless of the after-tax value of such Award to the Participant).

If this Article 20 applies to an Award, it shall supersede any contrary provision of the Plan or of any Award granted under the Plan.

20.2        Basic Rule.  In the event that the independent auditors most recently selected by the Board (the “Auditors”) determine that any payment or transfer by the Company under the Plan to or for the benefit of a Participant (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in Section 28OG of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount.  For purposes of this Article 20, the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of Section 28OG of the Code.

20.3        Reduction of Payments.  If the Auditors determine that any Payment would be nondeductible by the Company because of Section 28OG of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within 10 days of receipt of notice.  If no such election is made by the Participant within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election.  For purposes of this Article 20, present value shall be determined in accordance with Section 28OG(d)(4) of the Code.  All determinations made by the Auditors under this Article 20 shall be binding upon the Company and the Participant and shall be made within 60 days of the date when a Payment becomes payable or transferable.  As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.

20.4        Overpayments and Underpayments.  As a result of uncertainty in the application of Section 28OG of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company that should not have been made (an “Overpayment”) or that additional Payments that will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount hereunder.  In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant that the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Participant which he or she shall repay to the Company, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount subject to taxation under Section 4999 of the Code.  In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code.

20.5        Related Corporations.  For purposes of this Article 20, the term “Company” shall include affiliated corporations to the extent determined by the Auditors in accordance with Section 28OG(d)(5) of the Code.

20.6        Change in Control Agreements.  Nothing in this Section 20 shall be deemed to effect or impair the rights of any participant to benefits under a separate change of control or separation agreement, such that if the benefits hereunder would exceed 280G limits or their statutory or regulatory equivalent, or such benefits in conjunction with other benefits or payments would exceed such limits or their statutory or regulatory equivalent, and the separation or change in control agreement provides for the payment of such payments, or grosses up such payments, then the participant shall not be deprived of such benefit by anything set forth in this section 20, and such benefits shall be calculated hereunder, for purposes of benefits under the agreement, in accordance with the terms of such agreement.

ARTICLE 21.  EXECUTION.

To record the adoption of this Amendment and Restatement of the Plan by the Board, the Company has caused its duly authorized officer to execute this document in the name of the Company on the date set forth below.

SUREWEST COMMUNICATIONS
A California Corporation

	By:	/s/ Darla J. Yetter
Darla J. Yetter

	Title:	Corporate Secretary

Date: December 12, 2008